                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          Keystone International, Inc.
              ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Donna D. Moore
              ---------------------------------------------------
                  (Name/# of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/
   --------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: _________________________________________________

  (2) Form, Schedule or Registration Statement No.: ___________________________

  (3) Filing Party: ___________________________________________________________

  (4) Date Filed: _____________________________________________________________

                         KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                             HOUSTON, TEXAS 77040

                                MARCH 20, 1995

Dear Fellow Shareholders:

  You are cordially invited to attend the Company's annual meeting of shareholders to be held at 10:00 a.m. on Wednesday, May 3, 1995, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas. A map is included on the back page of the attached proxy statement for your convenience.

  Information on the various matters on which the shareholders will act is provided in the enclosed notice of the meeting and proxy statement. Your directors urge you, whether or not you plan to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If a shareholder who returns a proxy is able to attend the meeting, the proxy can be canceled and the shares voted in person at the meeting.

  We hope you will participate in the annual meeting, either in person or by proxy. Thank you for your continued interest and support of Keystone International, Inc.

                                   Sincerely,

                                   [Signature of R.A. LeBlanc appears here]

                                   R. A. LeBlanc
                                   Chairman of the Board of Directors

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 3, 1995

                             ---------------------

  Notice is hereby given that the annual meeting of the shareholders of Keystone International, Inc. (the "Company") will be held at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on Wednesday, May 3, 1995, at 10:00 a.m., Houston time, for the following purposes:

    1. To elect three Class III Directors to serve until the third annual meeting of shareholders following their election and until their successors are elected and qualified;

    2. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

  Holders of record as of the close of business on March 7, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

  Please sign and date the enclosed proxy and return it promptly in the enclosed envelope provided for your convenience which requires no postage if mailed in the United States. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                        By Order of the Board of Directors

                                     [SIGNATURE OF DONNA D. MOORE APPEARS HERE]

                                                     DONNA D. MOORE
                                                       Secretary

March 20, 1995

                          KEYSTONE INTERNATIONAL, INC.

                           9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS 77040

                                PROXY STATEMENT

  This proxy statement and the accompanying proxy card are being mailed to shareholders commencing on or about March 21, 1995, in connection with the solicitation by the Board of Directors of Keystone International, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held in Houston, Texas on Wednesday, May 3, 1995, and at any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. ANY PROXY ON WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED FOR ELECTION OF THE NOMINEES NAMED HEREIN TO THE BOARD OF DIRECTORS. Any proxy may be revoked at any time before its exercise by written notice of the person giving the proxy.

  As of March 7, 1995, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 35,318,178 shares of common stock of the Company. Each share of common stock entitles the holder to one vote on each matter presented at the meeting.

                             ELECTION OF DIRECTORS

  At the meeting, three Class III Directors are to be elected, each director to hold office until the third annual meeting of shareholders following his election. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors as Class III Directors. All of the Class III nominees previously have been elected directors by the shareholders, except for Mr. Griffin who was appointed in November 1993 to fill a vacancy on the Board. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable for election.

NOMINEES AND CONTINUING DIRECTORS

  Certain information concerning the nominees, together with comparable information for the Class I and Class II Directors, whose terms are not expiring at the 1995 annual meeting, is set forth below:

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                                            ON
                                                                       FEBRUARY 28,
                                                                         1995(1)
                                                                    ---------------------
                               PRINCIPAL POSITION          DIRECTOR              PERCENT
          NAME                  WITH THE COMPANY       AGE  SINCE    SHARES      OF CLASS
          ----                 ------------------      --- --------  ------      --------
      CLASS III DIRECTOR NOMINEES WHOSE TERM (IF REELECTED) WILL EXPIRE IN 1998
Floyd A. Cailloux
 (2)(3).................  Director                      81   1968   4,664,978      13.2%
Bob G. Gower(4).........  Director                      57   1993       4,000         *
F. O'Neil Griffin(3)(5).  Director                      68   1993       3,200         *
                  CLASS I DIRECTORS WHOSE TERM WILL EXPIRE IN 1996
Martin E. Hamilton(2)(5)  Director                      82   1977      93,611(6)     .3%
Dale P. Jones(3)........  Director                      58   1994       1,200         *
W. Wayne
 Patterson(4)(5)........  Director                      51   1984   1,139,212(6)    3.2%
Wallace S. Wilson(5)....  Director                      64   1974      37,918        .1%
                  CLASS II DIRECTORS WHOSE TERM WILL EXPIRE IN 1997
Arthur L. French........  Director and Executive        54   1991       7,192         *
                           Vice President
Farrell G. Huber,
 Jr.(2)(3)..............  Director                      62   1980   1,129,789(6)    3.2%
R. A. LeBlanc(2)........  Chairman of the Board         65   1970     661,431(6)    1.9%
                           and Chief Executive Officer
Allen F. Rhodes(2)(4)...  Director                      70   1980       4,516         *

- --------
(1) Each person has voting and investment power with respect to the shares listed and, unless otherwise noted, is a citizen of the United States.
(2) Member, Executive Committee of the Board.
(3) Member, Committee on Directors of the Board.
(4) Member, Compensation Committee of the Board.
(5) Member, Audit Committee of the Board.
(6) Includes an aggregate of 1,116,912 shares, or 3.2% of the class outstanding, held by various trusts of which Mr. Huber and Mr. Patterson each are trustees; 18,900 shares held by an additional trust of which Mr. Patterson is a trustee; 4,440 shares held by various trusts of which Mr. Hamilton is a trustee; and 428,416 shares, or 1.2% of the class outstanding held in the Company's Employees' Stock Ownership Plan of which Mr. LeBlanc is a Trustee. Messrs. Patterson, Huber, Hamilton and LeBlanc disclaim beneficial interest in such shares.
 *Less than 1/10th of 1% of outstanding shares.

  Floyd A. Cailloux, a retired Chairman of the Board of the Company, is presently engaged in the management of his own investments. He continues to serve the Company as Chairman of the Executive Committee and Chairman of the Committee on Directors of the Board of Directors.

  Bob G. Gower is chairman of the board and chief executive officer of Lyondell Petrochemical Company. Prior to his promotion as chairman in 1994, he had served as president and chief executive officer since 1988.

  F. O'Neil Griffin is a private investor. He was chairman and owner of First National Bank of Kerrville, which he purchased in 1984, until its merger with Norwest Corporation in December 1994. Mr. Griffin was appointed a director in November 1993 to fill the vacancy on the board resulting from the retirement of Paul C. Koomey.

  Arthur L. French joined the Company in May 1989 as Executive Vice President. Prior thereto, he was president and chief operating officer of Fisher Controls International, Inc., a subsidiary of Monsanto Corporation, for seven years.

  Martin E. Hamilton is a private investor.

  Farrell G. Huber, Jr., is chairman of the board of Houston-Huber, Inc., a private investment company. Mr. Huber also is a director of Rawson-Koenig, Inc., a manufacturer of truck bodies and similar products.

  Dale P. Jones joined Halliburton Company in 1965 and was elected to his present position of president in 1989. Mr. Jones also serves on Halliburton Company's executive committee and board of directors. Mr. Jones was appointed a director in July 1994 to fill the vacancy on the board resulting from the resignation of Donato F. Raimondi.

  R. A. LeBlanc has been employed by the Company since 1959. He was elected Chairman of the Board and Chief Executive Officer of the Company in 1985 following several years' service as President and Chief Operating Officer. Mr. LeBlanc also is a director of BJ Services Company, an oilfield cementing and service company.

  W. Wayne Patterson is chairman of the board and chief executive officer of Texas Microsystems, Inc., a privately held manufacturer of industrial computer products (see "Other Information -- Compensation Committee Report on Executive Compensation--Insider Participation in Compensation Decisions"). Before assuming his present position in May 1989, he was employed by the Company for fifteen years, most recently as Executive Vice President and Chief Financial Officer. Mr. Patterson is Chairman of the Audit Committee of the Board of Directors.

  Allen F. Rhodes retired from the presidency of Arnco Technology Trust, a metallurgical research firm in 1993. He has also been a private business advisor and consulting engineer since his retirement in 1987 as president and chief executive officer of Anglo Energy Limited, an oilfield contract drilling firm. He is Chairman of the Compensation Committee of the Board of Directors. Mr. Rhodes also is a director of Rawson-Koenig, Inc.

  Wallace S. Wilson is chairman of the board and chief executive officer of Wilson Industries, Inc., a manufacturer and supplier of petroleum industry equipment, supplies, and services. He also is a director of Howell Corporation.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

  During 1994, the Board of Directors convened on six regularly scheduled occasions. Committees of the Board held meetings as follows: Executive Committee -- seven meetings; Audit Committee -- two meetings; Compensation Committee -- four meetings; and Committee on Directors -- one meeting. Each director attended all meetings of the Board and each committee on which he served during the year, other than Messrs. Gower and Griffin, each of whom were unable to attend one board meeting.

  The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, various Board functions are discharged by the standing committees of the Board. The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The functions of the Audit Committee are described under the caption "Other Information -- Auditors." The Compensation Committee is responsible for the formulation and adoption of senior executive compensation, retirement and insurance programs, subject to full Board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting Board policies. The Compensation Committee also supervises the administration of such programs, including the establishment of specific criteria against which the Executive Officers' annual performance-based compensation is measured. The Committee on Directors is responsible for reviewing the functions and operation of the Board and its committees, evaluating the performance of incumbent directors and developing a pool of potential future board nominees. Shareholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Committee on Directors at the Company's principal offices.

  Directors not employed by the Company receive annual retainers of $24,000 for service on the Board, plus meeting fees of $1,000 for each meeting attended. Under the 1994 Directors' Stock Option Plan approved by the shareholders last year, a director may elect to take his retainer in the form of a discounted stock option. Board members also receive meeting fees of $1,000 for service on board committees, and the chairman of each Committee receives an additional annual retainer fee of $4,800. Compensation paid to non-employee directors during 1994 for service in all such capacities aggregated $209,500, which does not include retainer fees totaling $98,000 to be issued in the form of discounted stock options in June 1995 under the 1994 Directors' Stock Option Plan. The Company maintains a directors' retirement plan pursuant to which non-employee directors who meet certain criteria (and, subject to certain limitations, their surviving spouses) are paid a pension of $2,000 per month for up to a maximum of ten years. To be eligible to receive benefits under the retirement plan, one of the following must apply: (i) a member has completed 10 years of service as an outside director, (ii) a member has reached age 70, or (iii) a member dies while serving on the board. If a member dies while serving on the Board, the member's eligible surviving spouse would receive any benefits to which the member was entitled. In 1994, the Company made aggregate payments of $72,000 to retired or deceased directors pursuant to this plan. Executive officers who also serve on the Board receive no additional compensation for so serving.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

  The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. All of the Company's executive officers are identified under the caption "Nominees and Continuing Directors," with the exception of Mark E. Baldwin, age 41, who has served as Vice President and Chief Financial Officer since 1989.

MANAGEMENT SHAREHOLDINGS

  The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at February 28, 1995 of (i) all directors of the Company (including executive officers who are also directors and all nominees for election at the 1995 annual meeting), (ii) each other executive officer whose compensation exceeded $100,000 in 1994, and (iii) all directors and executive officers as a group.


   NAME OF                                         AMOUNT AND
  BENEFICIAL                                       NATURE OF         PERCENT OF
    OWNER                                     BENEFICIAL OWNERSHIP  COMMON STOCK
  ----------                                  --------------------  ------------
Floyd A. Cailloux............................      4,664,978            13.2%
Arthur L. French.............................          7,192               *
Bob G. Gower.................................          4,000               *
F. O'Neil Griffin............................          3,200               *
Martin E. Hamilton...........................         93,611(1)           .3%
Farrell G. Huber, Jr.........................      1,129,789(1)          3.2%
Dale P. Jones................................          1,200               *
R. A. LeBlanc................................        661,431(1)          1.9%
W. Wayne Patterson...........................      1,139,212(1)          3.2%
Allen F. Rhodes..............................          4,516               *
Wallace S. Wilson............................         37,918              .1%
Mark E. Baldwin..............................        443,778(1)(2)       1.2%
All directors and executive officers as a
 group (12 persons named above)..............      6,645,497(3)         18.8%

- --------
(1) Includes shares held in various trusts of which the named individual is a trustee, but as to which he disclaims beneficial ownership, as follows:
    Mr. Huber -- 1,116,912 shares, Mr. Patterson -- 1,135,812 shares; Mr. Hamilton-- 4,440 shares; Mr. LeBlanc -- 428,416 shares; and Mr. Baldwin -- 428,416 shares.
(2)Includes currently exercisable stock option covering 5,000 shares.
(3)Includes, without duplication, all shares referred to in Note 1 above. *Less than 1/10th of 1% of outstanding shares.

                                 VOTE REQUIRED

  The three nominees for election as Class III Directors at the 1995 annual meeting who receive the greatest number of votes cast for election by the holders of common stock of record at the close of business on March 7, 1995 (the "record date"), shall be the duly elected Class III Directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

  Votes will be tabulated by Continental Stock Transfer & Trust Company, the transfer agent and registrar for the common stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Any proxy containing an abstention from voting will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will not count as a vote for or against any director nominee with respect to which the holder has abstained from voting.

                               OTHER INFORMATION

PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's common stock at December 31, 1994 of each shareholder who is known by the Company to own beneficially more than 5% of the outstanding common stock.

                NAME AND ADDRESS OF               NUMBER OF  PERCENT OF
                  BENEFICIAL OWNER                 SHARES   COMMON STOCK
                -------------------               --------- ------------
   Floyd A. Cailloux
    9600 West Gulf Bank Drive
    Houston, Texas 77040......................... 4,664,978     13.2%
   FMR Corporation
    82 Devonshire Street Boston,
    Massachusetts 02109.......................... 4,588,300     13.0%
   The State Teachers Retirement Board of Ohio
    275 East Broad Street
    Columbus, Ohio 43215......................... 3,091,230     8.8%
   Thompson, Siegel & Walmsley, Inc.
    5000 Monument Avenue
    Richmond, Virginia 23230..................... 1,861,077     5.3%

EXECUTIVE COMPENSATION

  The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1994, 1993 and 1992, of those individuals who were at December 31, 1994 (i) the chief executive officer or
(ii) an executive officer of the Company whose compensation exceeded $100,000 during 1994 (collectively, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                ANNUAL COMPENSATION           COMPENSATION
                           ------------------------------  ------------------
                                                           RESTRICTED  STOCK   ALL OTHER
                                                              STOCK    OPTION   COMPEN-
NAME & PRINCIPAL POSITION  YEAR  SALARY   BONUS   OTHER(1)  AWARDS(2) (SHARES) SATION(3)
- -------------------------  ---- -------- -------- -------  ---------- -------  ---------
R. A. LeBlanc............  1994 $532,600 $ 83,900    --    $      -0-     -0-   $16,775
 Chairman & Chief          1993  514,600  160,800    --           -0- 100,000    17,400
  Executive Officer        1992  490,100  166,700    --     1,679,696     -0-    20,300

Malcolm D. Clark(4)......  1994 $348,900 $ 55,000    --    $      -0-     -0-   $10,775
 President & Chief         1993  337,100  105,400    --           -0-  50,000    11,600
  Operating Officer        1992  321,000  109,200    --       839,836     -0-    13,500

Arthur L. French.........  1994 $286,900 $ 45,200    --    $   35,162  50,000   $ 8,375
 Executive Vice President  1993  279,200   86,600    --           -0-  25,000     9,200
                           1992  244,800   81,600    --           -0-     -0-    10,300

Mark E. Baldwin .........  1994 $148,100 $ 17,600    --    $   69,329     -0-   $ 4,375
 Vice President & Chief    1993  143,300   33,100    --        30,343     -0-     4,700
  Financial Officer        1992  124,700   31,200    --         8,485  10,000     5,000

- --------
(1) The Company provides to certain of its Executive Officers benefits consisting of payments under its medical reimbursement plan, personal use of Company cars and club memberships, limited legal and accounting services and other personal benefits. Because the value of such benefits did not exceed the lesser of $50,000 or 10% of annual compensation for any individual, amounts are omitted.
(2) Represents the aggregate value of restricted stock grant awards, based upon the closing price for the common stock on the New York Stock Exchange on the date of grant. All grants have been made subject to forfeiture to the extent not vested upon any voluntary termination prior to complete vesting five to ten years following the date of award and to other customary restrictions under the Company's 1985 Incentive Stock Plan. Restricted stock grant recipients are entitled to receive all cash and stock dividends paid with respect to their shares. The total number of year-end holdings of restricted stock, and the value of such holdings based upon the closing price for the common stock on the New York Stock Exchange at December 31, 1994 of $17.25, were as follows: R. A. LeBlanc--68,559 shares--$1,182,643;
    Malcolm D. Clark--34,279 shares--$591,313; Arthur L. French--2,435 shares-- $42,004; and Mark E. Baldwin--6,011 shares--$103,690.
(3) Represents contributions by the Company for the accounts of the named individuals under defined contribution retirement plans in which substantially all domestic employees participate.
(4) Resigned February 20, 1995.

OPTION GRANTS

  The following table sets forth additional information with respect to stock options granted in 1994 under the Company's 1985 Incentive Stock Plan to the named Executive Officers.

                                                                       POTENTIAL
                                                                   REALIZABLE VALUE
                                                                   AT ASSUMED RATES
                                    PERCENTAGE                      OF STOCK PRICE
                                     OF TOTAL  EXERCISE            APPRECIATION FOR
                                     OPTIONS   OR BASE                OPTION TERM
                                    GRANTED TO  PRICE                   (2)(3)
                          OPTIONS   EMPLOYEES    PER    EXPIRATION -----------------
          NAME           GRANTED(1)  IN 1994    SHARE      DATE       5%      10%
          ----           ---------  ---------- -------- ---------- ------- ---------
R. A. LeBlanc...........     -0-
Malcolm D. Clark(4).....     -0-
Arthur L. French........  50,000       28.0%   $19.3125 8/16/2004  602,186 1,530,852
Mark E. Baldwin.........     -0-
All Executive Officers
 (4 persons)............  50,000       28.0%   $19.3125 8/16/2004  602,186 1,530,852

- --------
(1) Granted on August 16, 1994. If a "change of control" were to occur prior to exercise or expiration of the option, the entire option would automatically be converted into an amount of cash equal to any unrealized appreciation in the option.

(2) Potential values stated are based upon the assumption that the Company's common stock will appreciate in value from the date of grant to the end of the option term at the stated annualized rates (total appreciation of 63% and 159%, respectively). Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.
(3) Based upon assumed annual rates of stock price appreciation of 5% and 10%, the aggregate market capitalization of the Company's outstanding common stock would have increased by approximately $425 million and $1.1 billion, respectively. Accordingly, the optionees' gain as a percentage of all shareholders' gain, based upon these assumed rates of appreciation, would be .14%.
(4) Resigned February 20, 1995.

OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth information with respect to the unexercised options to purchase shares of common stock which were granted in 1994 or prior years under the Company's 1985 Incentive Stock Plan to the Executive Officers and held by them at December 31, 1994. None of the named Executive Officers exercised any stock options during 1994.

                           NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                         OPTIONS HELD AT YEAR END    MONEY OPTIONS AT YEAR END
                         ------------------------- --------------------------------
          NAME           EXERCISABLE UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
          ----           ----------- ------------- --------------   ---------------
R. A. LeBlanc...........     -0-        100,000      $  -0-         $      -0-
Malcolm D. Clark(1).....     -0-         50,000         -0-                -0-
Arthur L. French........     -0-         75,000         -0-                -0-
Mark E. Baldwin.........     -0-         15,000         -0-                -0-

- --------
(1) Resigned February 20, 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for 1994. Except with respect to stock option grants, all elements of compensation for 1994 were approved by the Committee on November 2, 1993, and ratified without change by the Board of Directors on November 17, 1993.

  Under the supervision of the Committee, the Company has long sought to maintain and enhance its profitability, and thus the value of its common stock, by relating overall executive compensation to its financial performance. In general, executive financial rewards may be segregated into the following significant components: salary, bonus, and stock ownership and other benefit plans.

  Salary for senior executives (including the Chief Executive Officer and the other "Executive Officers") is intended to be competitive with that paid by durable goods manufacturers of comparable size, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions and is not intended to be quantitatively related to any element of the Company's financial performance. In furtherance of these objectives, the Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of companies regarded by the Committee as having sufficiently similar characteristics to provide a reasonable basis for comparison. For example, salaries authorized to be paid during 1994 to the company's three most highly compensated operating officers were within the third quartile of salaries paid in 1993 for comparable positions with companies included in the Wyatt Data Services 1993 compensation survey of durable goods manufacturers in the $500 million to $1.25 billion revenue category (the "Wyatt Survey"), and the 1994 authorized salary for the Company's chief financial officer would have been in the first quartile of the Wyatt Survey, reflecting his lesser tenure in a position of senior executive responsibility. Notwithstanding comparisons with the Wyatt Survey, the Committee does not specifically "index" executive salary to that offered by any particular sampling of companies, although it regards such comparisons as useful benchmarks in administering the Company's salary policy. The Wyatt Survey includes a broader range of companies than are included in the "Fluid Controls Group" used by the Company for purposes of stock performance comparability, since the latter grouping consists of direct competitors against whose financial and market performance the Company's performance can be most directly measured, while the Wyatt Survey encompasses a broader range of manufacturers, many of whom are likely to compete with the Company only for qualified executive personnel. Against this backdrop, the Committee intends that the Company's Executive Officers be compensated through salary levels that are sufficiently high to discourage the recruiting of Company executives by other manufacturers, and also considers the credentials, age, experience and consistent performance of the individual senior executives, as viewed in the Committee's collective best judgment, all of which necessarily involve subjective as well as objective elements.

  Annual bonuses reflect a policy of requiring a minimum level of Company financial performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting such performance criteria, the Committee considers the total compensation payable or potentially available to the Executive Officers and other senior executives. While the development of any business necessarily involves factors other than profitability, the Board's primary emphasis in recent years has been on encouraging management to concentrate on continuing the Company's historical increases in profitability. Accordingly, in establishing the annual bonus program, the Compensation Committee has tied potential bonus compensation to the Company's return on assets. Under the bonus program established for 1994, senior executives were entitled to bonuses ranging from zero, if a 7% qualifying "threshold" return on assets had not been achieved, and increasing on an arithmetic scale with the Company's performance to a limit of 100% of salary if a predetermined 13% "maximum" return on assets had been met or exceeded. The respective minimum and maximum bonus measurement points were increased by one percentage point and decreased by three percentage points, compared with prior year's bonus criteria after extensive discussion between management and the Committee during 1993. The new bonus criteria reflect the Committee's resolve that the hurdle for any bonus consideration should be raised and its concurrence with management's belief that the maximum bonus measurement point should be realistically attainable under prevailing worldwide economic conditions. The Committee concluded that the previous 16% return-on-assets maximum bonus level had become unrealistically high in light of a virtual doubling of the Company's size during the five-year duration of the previous formula and determined that the new maximum bonus measurement point of 13% return on assets represented a reasonable and attainable level at which maximum executive bonuses would be earned. Based upon the Company's 7.8% return on assets achieved in 1994, Mr. LeBlanc and the other senior operating officers within the Executive Officer group earned bonuses equal to 13.8% of salary for the year; as provided in his pay plan, Mr. Baldwin (the Company's chief financial officer) earned a bonus of 10.4% of salary and received a restricted stock grant covering approximately 400 shares of common stock. The Committee may in the future consider that the continuing orderly development of the Company's business would best be served at that time by weighting bonus calculations differently than at present or by including performance criteria other than return on assets and, subject to any necessary Board concurrence, reserves the right to do so when in its best collective judgment such adjustments might be expected to result in enhanced operating results for the Company.

  The Board of Directors is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives' economic interests with those of shareholders and provide a direct and continuing focus upon the goal of constantly striving to increase long-term shareholder value and to that end the committee has followed a general policy of awarding large stock option grants only every fifth year to senior executives, most recently in 1993. However, the Committee deviated from the general policy in 1994 and awarded Mr. French an option for 50,000 shares and a restricted stock grant for 1,626 shares. The awards to Mr. French were in recognition of his acceptance of worldwide operating responsibility for the Company's safety and environmental, controls and specialty products divisions, in addition to retaining other staff and operating responsibilities. In light of the significance of these business units to the overall success of the Company, the Committee is of the view that such an incentive represents an economically efficient method to reward any exceptional future performance at no cash cost to the Company. Mr. Baldwin was awarded a restricted stock grant for 3,000 shares in 1994 to recognize his continued development as the Company's chief financial officer and, in particular, his contributions to the Company's long-term strategic financial planning process.

  The Company also maintains defined contribution retirement plans which are funded by annual contributions of a percentage of Company income for the benefit of substantially all domestic employees, including Executive Officers. The profit-sharing percentages are uniformly applied to all participating employees, with the only variances in annual credits to individual employee accounts attributable to an employee's compensation and years of service with the Company, and to differences in the profitability of the company's domestic operating divisions. For purposes of the divisional profitability component, contributions for the accounts of Executive Officers are measured by the average profitability of the entire Company.

  Preservation of Tax Deductibility of Executive Compensation. The Internal Revenue Code (the "Code") generally disallows a tax deduction to public corporations for compensation payments to the corporation's chief executive officer and its four other most highly compensated executive officers in excess of a $1 million individual annual limitation. Such excess payments may continue to be deducted, however, if they are (i) performance based, as established by a compensation committee consisting solely of "outside" directors, (ii) approved by shareholders prior to payment, and (iii) certified by such a compensation committee (subject to certain exceptions) as payable due to the satisfaction of the performance goals. When and as it may appear to the Committee that compensation might likely be earned by any Executive Officer in excess of the permissible limits under any compensation program in effect for the ensuing year, the Committee and the Board of Directors intend to submit the same to shareholders for approval at the relevant annual meeting of shareholders and to comply with any other applicable requirements of the Code, so as to secure for the Company the deductibility of the entire amount of such compensation. Under applicable regulations, any director serving on a public corporation's compensation committee who was previously employed by the company will cease to be an "outside" director for purposes of qualifying excess compensation payments for deductibility, effective with the corporation's first shareholders' meeting at which directors are elected after January 1, 1996.

  Insider Participation in Compensation Decisions. W. Wayne Patterson served for a number of years as the Company's executive vice president and chief financial officer prior to his resignation in 1989 to participate in the acquisition of certain businesses from the Company; however, Mr. Patterson has continued to serve as a director of the Company and in 1993 was appointed to fill a vacancy on the Compensation Committee of the Board of Directors. In such capacity, he participated in all Committee deliberations relating to the formulation of executive compensation policies for 1994 and the administration of such policies.

  In May 1989, the Company's Texas Microsystems and BriskHeat divisions were sold to a corporation indirectly owned in part by Mr. Patterson for cash, notes and other securities valued at approximately $12,000,000, including $4,750,000 aggregate principal amount of subordinated indebtedness. Of this amount, $4,250,000 was payable in installments which commenced in 1993 and were scheduled to end in 1997, but the entire remaining balance on the installment note was retired during 1994. A $500,000 zero coupon note payable in 1997 remains outstanding. The terms of the transactions were evaluated for the Company by Merrill Lynch Capital Markets which rendered its opinion thereon that the consideration received was fair from a financial point of view. Management is of the opinion that the terms of the transactions were at least as favorable to the Company as could have been obtained from unaffiliated purchasers.

                                          THE COMPENSATION COMMITTEE

                                          Allen F. Rhodes, Chairman
                                          Bob G. Gower
                                          Martin E. Hamilton
                                          W. Wayne Patterson

COMMON STOCK PERFORMANCE GRAPH

  The following graph illustrates the yearly change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on the Standard & Poor's 500 Stock Index and a Peer Group, which is referred to as the Fluid Controls Group, for the five years ended
December 31, 1994. The Fluid Controls Group is comprised of BWIP Holding, Inc., The Duriron Company, Inc., Gorman-Rupp Company, Goulds Pumps, Inc., Graco, Inc., IDEX Corp., Moorco International Inc., Parker-Hannifin Corporation, TRINOVA Corp. and Watts Industries, Inc. Wheatley TXT Corp. had been in this group, but was merged with Dresser Industries during 1994 and has been removed from the group. The graph assumes that the value of the investment in the Company's common stock and each index was $100.00 at December 31, 1989 and that all dividends were reinvested.

                                    [GRAPH]

                                   1989    1990    1991    1992    1993    1994
                                  ------- ------- ------- ------- ------- ------
Keystone International, Inc...... $100.00 $121.73 $140.56 $127.20 $142.38 $92.82
S&P 500..........................  100.00   96.89  126.42  136.05  149.76 151.74
Peer Group.......................  100.00   95.33  124.58  133.48  159.20 163.28

CERTAIN TRANSACTIONS

  Floyd A. Cailloux, a director and retired Chairman of the Board, provides consulting services to the Company upon request under arrangements which contemplate the payment of annual consulting fees of $48,000 and reimbursement for office accommodations and automobile and other miscellaneous expenses aggregating approximately $40,000 annually.

AUDITORS

  Arthur Andersen & Co., a certified public accounting firm, has served as the independent auditor of the Company for a number of years. While management anticipates that this relationship will continue to be maintained during 1995, no formal action is proposed to be taken at the annual meeting with respect to the continued employment of Arthur Andersen & Co. inasmuch as no such action is legally required. A representative of Arthur Andersen & Co. plans to attend the annual meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the meeting if he so desires, although it is not expected that any statement will be made.

  The Audit Committee of the Board of Directors assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

LIMITATION ON INCORPORATION BY REFERENCE

  Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Other Information -- Compensation Committee Report" or "Other Information -- Common Stock Performance Graph."

OTHER MATTERS

  The annual report to shareholders covering the year ended December 31, 1994 has been mailed to each shareholder entitled to vote at the annual meeting or accompanies this proxy statement.

  Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1996 annual meeting of shareholders is required to submit such proposal in writing to the Secretary of the Company on or before November 17, 1995.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may solicit proxies in person or by telephone.

  The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                            By Order of the Board of Directors

                                      [SIGNATURE OF DONNA D. MOORE APPEARS HERE]

                                                      DONNA D. MOORE
                                                         Secretary

March 20, 1995

  THIS MAP SHOWING THE LOCATION OF THE JUNIOR LEAGUE OF HOUSTON IS PROVIDED FOR THE CONVENIENCE OF SHAREHOLDERS ATTENDING THE 1995 ANNUAL MEETING. COMPLIMENTARY PARKING WILL BE PROVIDED. IN CASE OF ANY DIFFICULTY, PLEASE TELEPHONE THE COMPANY AT (713) 466-1176.


                     [Area map of Houston showing meeting location appears here]

                          KEYSTONE INTERNATIONAL, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 1995

  The undersigned hereby appoints R.A. LeBlanc and Mark E. Baldwin, or either of them, each with power of substitution, attorneys and proxies of the undersigned to vote all shares of common stock of Keystone International, Inc. ("Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 3, 1995, at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027 at 10:00 a.m., Houston time, and at any adjournment thereof.

  1. [_] FOR the election (except as indicated below) of Floyd A. Cailloux, Bob
         G. Gower and F. O'Neil Griffin, as "Class III" Directors.

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                      WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

             ------------------------------------------------------------------

  2. In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) as may properly come before the meeting and any adjournment thereof.

All as described in the Notice of Annual Meeting of Shareholders and Proxy
 Statement, receipt of which is hereby acknowledged.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)




  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE THREE DIRECTOR NOMINEES. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES.

                                         Dated this ... day of .........., 1995

                                         ......................................

                                         ......................................
                                              Signature(s) of Shareholder
                                         Please sign exactly as your name
                                         appears hereon. All joint owners must
                                         sign. When signing as executor,
                                         administrator, trustee or other
                                         representative, please give your full
                                         title. If the shares are registered
                                         in the name of a corporation,
                                         partnership, or other entity, a duly
                                         authorized individual must sign on
                                         its behalf and give his or her title.

                                         PLEASE DATE, SIGN AND MAIL YOUR PROXY
                                                       PROMPTLY.
                                             PLEASE DO NOT FOLD THIS PROXY.